EXHIBIT 10.2

FOOT LOCKER, INC.

March 4, 2024

Via Electronic Mail
Ms. Rosalind Reeves
[     ]

Re: Notice of Termination of Employment

Dear Rosalind:

This will confirm our discussions concerning the separation of your employment with Foot Locker, Inc. (the “Company”). This letter, along with the Separation Agreement and General Releases attached as Exhibits A and B, sets forth the arrangements with regard to the terms of your employment and the separation of your employment. In the event of a conflict between the terms of this letter agreement and of any other communication, whether oral or written, this letter agreement shall govern.

1.         (a)   Your employment as Executive Vice President, Chief Human Resources Officer will end on March 11, 2024. In consideration for your request for continued at-will employment with the Company as an advisor in a non-executive capacity, you will be required to sign and return to the Company the Separation Agreement and General Release (the “First Separation Agreement”), attached as Exhibit A by March 11, 2024.

(b)    Provided that you have executed and not revoked the First Separation Agreement, from March 11, 2024 until your last day of employment (expected to be on July 31, 2024) (your actual last day of employment, the “Separation Date”), you will continue your at-will employment with the Company as an advisor in a non-executive capacity. Attached as Exhibit B is a Separation Agreement and General Release (the “Second Separation Agreement”), which you will be required to sign and return to the Company on the Separation Date in order to be eligible to receive severance benefits. As noted in the Second Separation Agreement, you will have been provided with twenty-one (21) days from the date hereof to consider whether to sign it. Provided that you have executed and not revoked the Separation Agreement, within ten (10) business days of the Separation Date, you will be paid one and a half (1.5) times your current base salary, which totals Six Hundred Seventy-Five Thousand Dollars ($675,000), less applicable taxes and withholdings, payable in one lump sum (the “Severance Payment”). In the event of your death prior to the date on which such Severance Payment is made, such Severance Payment shall be made to your estate.

(c)    You acknowledge that under the provisions of Section 4 of Exhibit A to your offer letter, entitled “Exhibit A Additional Offer Letter Provisions,” executed on or about November 30, 2022 (the “Term Sheet”), you have agreed not to compete with the Company (including hiring employees of the Company) for the remainder of your employment with the Company and for two (2) years following the Separation Date (the “Non-Competition Period”), and you have agreed not to disclose confidential information about the Company at any time. You agree that you will return all confidential information concerning the Company that is in your possession, in whatever form, to the Company on the Separation Date or earlier if so requested by the Company and that, where such return is not possible, you will destroy any such information.

(d)    No later than the next regularly scheduled payday following your Separation Date, in accordance with the Company’s normal policies and practices, you will be paid (i) any wages due and owing to you for the period prior to the Separation Date, (ii) provided you have submitted expense reimbursement reports and receipts in accordance with the Company’s policies, reimbursement of any business expenses incurred prior to the date hereof, and (iii) an amount in lieu of any accrued but unused vacation as of the Separation Date.

(e)    You shall not be entitled to receive any payment under the Annual Incentive Compensation Plan for 2023, any unvested restricted stock units, or any unearned award under the Long-Term Incentive Compensation Plan for any period.

(f)    All amounts payable to you hereunder shall be subject to withholding for federal, state, and local income taxes.

2.    All unexercised stock options granted to you prior to the date hereof, and not exercised or cancelled on or before the Separation Date, as outlined in attached Benefits Transition Summary (Exhibit C) pursuant to the provisions of the 2007 Stock Incentive Plan (“Incentive Plan”) shall remain exercisable in accordance with the relevant provisions of the Incentive Plan. Your “effective date of termination” for purposes of the Incentive Plan shall be the Separation Date. A summary of stock options granted to you, and their status, is reflected Exhibit D.

3.    Attached as Exhibit E is an officer resignation letter which you will be required to execute and return to me by March 11, 2024. In addition, attached as Exhibit F is a memorandum outlining your continuing SEC reporting obligations and transactions restrictions.

4.    Your participation in the medical, drug, dental, and life insurance plans for active employees of the Company is explained in the attached Benefits Transition Summary in Exhibit C. Please advise us immediately if you become eligible for coverage with a future employer. Nothing in this letter agreement shall affect your accrued benefits under the Company’s 401(k) Plan.

5.           (a) This letter agreement shall be interpreted in accordance with the laws of the State of New York applicable to contracts to be performed therein.

(b)    If any provision of this letter agreement would result in unintended or adverse tax consequences to you or the Company under Section 409A of the Internal Revenue Code of 1986, as amended (the “JOBS Act”) or other Department of the Treasury guidance, the Company may, but shall have no obligation to, reform this letter agreement or any provision hereof to maintain to the maximum extent practicable the original intent of the provision without violating the provisions of the JOBS Act.

Please sign and return the copy of this letter enclosed for that purpose to indicate your acceptance of, and agreement with, these arrangements. Exhibit A and Exhibit E, which form a part hereof, should also be returned to us contemporaneously. In addition, Exhibit B, the Second Separation Agreement and Release, should be returned to us by the deadline specified therein.

Sincerely,

/s/ Jennifer L. Kraft

Executive Vice President and General Counsel

ACCEPTED AND AGREED:

/s/ Rosalind Reeves
Rosalind Reeves

Dated:                  3/9/2024